RUBICON

MINERALS CORPORATION

NEWS RELEASE

TSX Venture Exchange - Symbol:  RMX                                                                                                                                            AUGUST 6, 2003

OTCBB – Symbol: RUBIF                                                                                                                                                                                   PR03-20

ANGLOGOLD VESTS ITS 60% INTEREST IN RUBICON’S RLJV RED LAKE PROPERTIES

David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX Venture) is pleased to announce that it has received notification that, having made exploration expenditures exceeding $3.4M (US) within the earn-in period, AngloGold (Canada) Exploration Company (“AngloGold”) has vested as to a 60% interest in the RLJV properties which are located in the Red Lake gold camp of Ontario.

“We are pleased to see AngloGold vesting their option well ahead of schedule and look forward to continued exploration of priority targets by this newly created joint venture” stated David Adamson.

AngloGold has until October 28, 2003 to elect to acquire an additional 10% interest in the RLJV by making a cash payment of US$250,000 to Rubicon. Rubicon can elect any time before November 7, 2003 to have its share of costs carried until a positive production decision to place a mine into production has been made by AngloGold at which time Rubicon would be required to pay back its share of joint venture costs at Prime plus 3 percentage points.

Rubicon controls a major land position in the prolific Red Lake gold camp including the McFinley Gold Project (100% Rubicon) and an extensive land package optioned out to AngloGold. Rubicon also realizes cash flow from its royalty division, largely centred on the Red Lake District, estimated this year to be approximately $670,000 in gross proceeds cash plus share value. Outside of the Red Lake camp, the Company has extensive gold property holdings in Newfoundland.

RUBICON MINERALS CORPORATION

David W. Adamson
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President & CEO

For more information, contact Bill Cavalluzzo, VP Investor Relations  Toll free: 1.866.365.4706  E-mail: bcavalluzzo@rogers.com

Rubicon Minerals Corporation Suite 888–1100 Melville Street, Vancouver BC  CANADA  V6E 4A6

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TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.                                                          Page 1 of 1

The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially

from targeted results.   Mineral resources which are not mineral reserves do not have demonstrated economic viability.  The Company relies upon litigation protection for forward looking statements.